Exhibit 99.1

FOR IMMEDIATE RELEASE
A. SCHULMAN ANNUAL MEETING CITES INNOVATION, SUBSTANTIAL GROWTH
PROSPECTS FOR INVISION®, NORTH AMERICAN IMPROVEMENTS AND GLOBAL
EXPANSION AS FOUNDATION FOR SUCCESS
— Company announces earnings expectations for fiscal 2006 first and second quarters —
AKRON, Ohio — December 8, 2005 — Improvements in North American operations, along with continuing global expansion and product innovation, have positioned A. Schulman Inc. (Nasdaq: SHLM) for long-term success, president and chief executive officer Terry L. Haines said today at the Company’s annual meeting of shareholders.
Haines noted that manufacturing inventory days on hand for the Company’s North American operations improved 46% from June 2003 to December 2005, and inventory tonnage in U.S. and Canada improved 30% from January 2003 to December 2005. In the most recent three months, gross margin in U.S. and Canada operations has improved by more than 400 basis points, Haines said.
Sales and profits also continue to grow in Europe and Asia, as reflected by the success of A. Schulman’s new facilities in Poland and China, he said.
Haines also reviewed the substantial growth prospects for the Company’s new Invision® sheet product. Invision® offers customers a better-performing, more cost-effective alternative to existing materials on the marketplace. The new product, which is able to be color-matched precisely and eliminates several steps from the manufacturing process, can be formed directly into finished parts such as rocker panels, bumpers or other external parts. Invision® will be marketed initially to automotive markets, but is expected to be attractive to customers in a variety of non-automotive markets as well. The market for Invision® could exceed $1 billion in annual sales in the years ahead, Haines said.
Business Review and Outlook
A. Schulman also announced today that for the fiscal 2006 first quarter ended November 30, 2005, income from operations were much better than expected in both North America and Europe. Sales were strong and gross margins were higher due to improved pricing and good demand. In addition, the Company continues to benefit from its ongoing cost-reduction programs. Haines said the Company expects net income for the first quarter to be at least 50 percent higher than first-quarter 2005 net income of $0.23 per diluted share.
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3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

“We are certainly pleased with our performance in the fiscal first quarter,” said Haines. “Looking forward, we do have some concerns about the possible impact on automotive production as a result of labor issues at tier-one suppliers, along with the potential for softer pricing in our industry. While these issues may impact our performance during fiscal 2006, we currently expect second-quarter net income to equal or exceed net income from the year-ago quarter, excluding the tax benefits of $0.14 per diluted share in 2005 and any special costs that could be incurred in connection with our planned repurchase of 8,750,000 common shares. We will continue to aggressively pursue additional opportunities for long-term growth.”
Stockholder Vote Results
At the annual meeting, shareholders elected the following to three-year terms on the Board of Directors:
•	Willard R. Holland, a director since 1995 who is former chairman of the board of FirstEnergy Corp.

•	Dr. Peggy Miller, a director since 1994 who is president of South Dakota State University.

•	John B. Yasinsky, a director since 2000 who formerly was chairman and chief executive officer of Omnova Solutions, Inc.
Stockholders also approved the amendment of the Corporation’s Restated Certificate of Incorporation, as amended, by deleting Article Seventeenth. In addition, stockholders ratified the selection of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2006.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are
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difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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